EXHIBIT 99.1

Eagle Bancorp Montana Reports Second Quarter Results; Highlighted by Branch Acquisition; Declares Regular Quarterly Cash Dividend

HELENA, Montana, Jan. 24, 2013 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of American Federal Savings Bank, today reported it lost $40,000, or $0.01 per diluted share, in the second fiscal quarter ended December 31, 2012, compared to net income of $487,000, or $0.12 per diluted share, in the second quarter a year ago. In the first quarter ended September 30, 2012 Eagle earned $422,000, or $0.11 per diluted share. In the first six months of fiscal year 2013 Eagle earned $382,000, or $0.10 per diluted share, compared to $915,000, or $0.23 per diluted share, in the first six months of fiscal year 2012.

The Company also announced its board of directors has declared a regular quarterly cash dividend of $0.07125 per share payable March 1, 2013 to shareholders of record February 8, 2013.

"The highlight of the second quarter was completing the acquisition of seven branch banking locations from Sterling Savings Bank," stated Peter J. Johnson, President and CEO. "The closed acquisition added approximately $41.2 million in loans and $181.6 million in deposits to the bank and more than doubled our franchise to 13 branches, while extending our branch network throughout Southern Montana. While our earnings were adversely affected by $731,000 in acquisition costs, we expect expenses to return to more normal levels as the majority of the acquisition costs have already been recorded during the last six months.

Of the seven branches acquired six are in new markets for Eagle, including two in Missoula, one in Billings, and one each in Hamilton, Livingston and Big Timber. The seventh is in Bozeman where Eagle already has a presence.

Second Quarter Fiscal 2013 Highlights

  Eagle Bancorp completed its acquisition of seven banking locations from Sterling Savings Bank at the end of November.
  Eagle's revenues (net interest income before the provision for loan losses, plus non-interest income) increased 14% to $4.83 million, compared to $4.23 million in the preceding quarter. In the second quarter a year ago, Eagle's revenues were $3.91 million.
  Nonperforming assets improved to $2.7 million, or 0.53% of total assets at December 31, 2012, compared to $4.2 million, or 1.32% of total assets three months earlier and $5.6 million, or 1.69% of total assets a year ago.
  Nonperforming loans declined to $1.5 million, or 0.70% of total loans at December 31, 2012 compared to $2.3 million, or 1.36% of total loans three months earlier and $3.6 million, or 1.95% of total loans a year ago.
  Total loans increased 17% to $215.8 million at December 31, 2012 compared to $184.0 million a year earlier.
  Total deposits increased 93% to $414.7 million at December 31, 2012 compared to $215.2 million a year ago.
  Capital ratios remain strong with a Tier 1 leverage ratio of 9.90%.
  Declared regular quarterly cash dividend of $0.07125 per share.

Balance Sheet Results

"While we had some modest organic loan growth during the quarter the overall growth in the loan portfolio was due to the $41.2 million in new loans from the acquisition," said Johnson. Total loans increased 17.3% to $215.8 million at December 31, 2012 compared to $184.0 million a year earlier.  Commercial real estate loans increased 21.8% to $83.1 million at December 31, 2012 compared to $68.2 million a year earlier and residential mortgage loans increased 2.9% to $66.8 million compared to $65.0 million a year earlier. Commercial loans increased 23.2% to $15.4 million and home equity loans increased 46.1% to $37.9 million compared to a year ago.

Due to the $181.6 million in new deposits that came from the acquisition, total deposits increased 92.8% to $414.7 million at the end of December compared to $215.2 million a year ago. Checking and money market accounts represent 49.5%, savings accounts represent 12.1%, and CDs comprise 38.4% of the total deposit portfolio at December 31, 2012.  Eagle had no brokered deposits at the end of December.

Total assets increased 53.1% to $508.1 million at December 31, 2012, compared to $331.9 million a year earlier. Shareholders' equity was $53.4 million at December 31, 2012, compared to $53.2 million a year ago and the tangible book value was $11.68 per share at December 31, 2012, compared to $13.71 per share a year ago.

Credit Quality

"Even though all of Eagle's credit quality metrics improved substantially compared to a year ago, we decided to be abundantly cautious and added to our provision for loan losses to compensate for our much larger loan portfolio," said Clint Morrison, SVP and CFO. "While all of the loans we acquired through the transaction were pass rated, because they are 'new to us' we decided to take this cautious stance. As a result, our allowance for loan losses is larger than our total nonperforming loans. The ratio now stands at 121.3% of NPL compared to 78.5% three months earlier." Eagle's second quarter provision for loan losses was $187,000, compared to $235,000 in the preceding quarter and $325,000 in the second quarter a year ago.

Nonperforming loans (NPLs) decreased 34.4% to $1.5 million at December 31, 2012, compared to $2.3 million three months earlier, and decreased 58.0% when compared to $3.6 million a year ago. Other real estate owned (OREO) and other repossessed assets declined 39.2% to $1.2 million at December 31, 2012 compared to $1.9 million three months earlier and decreased 41.8% compared to $2.0 million a year earlier.

Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, decreased 36.6% to $2.7 million at December 31, 2012, compared to $4.2 million three months earlier, and decreased 52.2% when compared to $5.6 million a year ago.

Net charge offs were $162,000 in the second quarter compared to $60,000 in the preceding quarter and $375,000 in the second quarter a year ago. The allowance for loan losses stands at $1.83 million, or 0.85% of total loans at December 31, 2012, compared to $1.80 million, or 1.07% of total loans at September 30, 2012, and $1.50 million, or 0.82% of total loans a year ago.

Operating Results

"After the acquisition close at the end of November we placed the $129.0 million in cash received into federal funds at 25 basis points. While we deployed as much as possible into higher earning assets, this significantly affected the net interest margin for the quarter," said Morrison. The net interest margin was 3.36% in the second quarter, compared to 3.72% in the preceding quarter and 3.81% in the second quarter a year ago. Funding costs for the second quarter of fiscal 2013 decreased 14 basis points compared to the previous quarter while asset yields decreased 47 basis points compared to the previous quarter.  In the first six months of fiscal 2013 the net interest margin was 3.53% compared to 3.73% in the same period a year earlier.

Eagle's revenues (net interest income before the provision for loan losses, plus non-interest income) increased 14.1% to $4.83 million, compared to $4.23 million in the preceding quarter. In the second quarter a year ago, Eagle's revenues were $3.91 million.  In the first six months of fiscal 2013, revenues increased 25.3% to $9.06 million compared to $7.24 million in the first six months of fiscal 2012. Net interest income before the provision for loan loss was $2.91 million in the second quarter of fiscal 2013, compared to $2.66 million in the preceding quarter and $2.83 million in the second quarter a year ago.  In the first six months of fiscal 2013, the net interest income before the provision was $5.57 million compared to $5.59 million in the first six months of fiscal 2012.

Significant homeowner refinance activity and the resulting gain on the sale of loans in the secondary market led to noninterest income increasing 78.3% to $1.92 million in the second quarter of fiscal 2013, compared to $1.08 million in the second quarter a year ago.  In the first quarter of fiscal 2013 noninterest income was $1.58 million.  Eagle's second quarter net gain on the sale of loans increased to $962,000 compared to $812,000 in the preceding quarter and $403,000 in the second quarter a year ago. In the first six months of fiscal 2013 noninterest income increased 112.4% to $3.49 million compared to $1.64 million in the first six months of fiscal 2012.

In the second quarter of fiscal 2013 noninterest expense was $4.79 million, compared to $3.44 million in the preceding quarter and $2.88 million in the second quarter a year ago.  The increase is primarily attributable to acquisition costs associated with purchase of seven branch banking locations from Sterling Savings Bank, which totaled $731,000 during the second quarter of fiscal 2013. Additionally, Eagle recorded a total of $222,000 in nonrecurring compensation costs associated with the closing of the acquisition.

During the second quarter of fiscal 2013 Eagle recorded a benefit for income taxes of $103,000 primarily as a result of a new market tax credit based on a commercial real estate loan on which Eagle also holds the equity investment that provides for $2.9 million in federal tax credits over the next seven years. This compares to a provision for income taxes of $142,000 in the first quarter of fiscal 2013 and a $215,000 provision for income taxes in the second quarter of fiscal 2012.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 9.90% at December 31, 2012.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of American Federal Savings Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.americanfederalsavingsbank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	December 31,
	2012	2012	2011

Assets:
Cash and due from banks	$ 8,076	$ 3,357	$ 5,641
Interest-bearing deposits with banks	1,136	1,751	692
Federal funds sold	16,949	6,632	2,200
Total cash and cash equivalents	26,161	11,740	8,533
Securities available-for-sale, at market value	205,561	98,253	97,678
FHLB stock, at cost	1,967	1,985	2,003
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	15,085	9,160	9,397
Loans:
Residential mortgage (1-4 family)	66,847	56,600	64,963
Commercial loans	15,353	14,408	12,461
Commercial real estate	83,051	65,110	68,170
Construction loans	1,750	1,363	3,572
Consumer loans	11,086	8,328	9,107
Home equity	37,850	23,316	25,912
Unearned loan fees	(112)	(139)	(150)
Total loans	215,825	168,986	184,035
Allowance for loan losses	(1,825)	(1,800)	(1,500)
Net loans	214,000	167,186	182,535
Accrued interest and dividends receivable	1,954	1,352	1,484
Mortgage servicing rights, net	2,360	2,350	2,121
Premises and equipment, net	19,207	15,530	15,837
Cash surrender value of life insurance	9,322	9,247	9,031
Real estate and other assets acquired in settlement of loans, net of allowance for losses	1,174	1,937	2,017
Goodwill	6,890	--	--
Core deposit intangible	1,018	--	--
Other assets	3,267	1,142	1,082
Total assets	$ 508,121	$ 320,037	$ 331,873

Liabilities:
Deposit accounts:
Noninterest bearing	53,465	26,031	23,337
Interest bearing	361,260	194,870	191,824
Total deposits	414,725	220,901	215,161
Accrued expense and other liabilities	5,337	6,356	4,570
Federal funds purchased	--	--	--
FHLB advances and other borrowings	29,461	33,646	53,796
Subordinated debentures	5,155	5,155	5,155
Total liabilities	454,678	266,058	278,682

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized, none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,898,685; 3,878,971; 3,878,971 outstanding at December 31, 2012, September 30, 2012 and December 30, 2011, respectively	41	41	41
Additional paid-in capital	22,103	22,113	22,112
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,473)	(1,514)	(1,639)
Treasury stock, at cost (184,442 shares at December 31, 2012, and 204,156 at September 30, 2012, and December 31, 2011)	(1,993)	(2,210)	(2,210)
Retained earnings	32,818	33,135	32,278
Accumulated other comprehensive gain	1,947	2,414	2,609
Total shareholders' equity	53,443	53,979	53,191
Total minority interest, liabilities and shareholders' equity	$ 508,121	$ 320,037	$ 331,873

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	December 31	September 30	December 31	December 31	December 31
	2012	2012	2011	2012	2011
Interest and dividend Income:
Interest and fees on loans	$ 2,753	$ 2,551	$ 2,830	$ 5,304	$ 5,605
Securities available-for-sale	735	669	827	1,404	1,699
Interest on deposits with banks	11	5	3	16	9
Total interest and dividend income	3,499	3,225	3,660	6,724	7,313
Interest Expense:
Interest expense on deposits	333	248	273	581	562
Advances and other borrowings	230	294	532	524	1,115
Subordinated debentures	23	24	23	47	45
Total interest expense	586	566	828	1,152	1,722
Net interest income	2,913	2,659	2,832	5,572	5,591
Provision for loan losses	187	235	325	422	583
Net interest income after provision for loan losses	2,726	2,424	2,507	5,150	5,008

Noninterest income:
Service charges on deposit accounts	184	166	180	350	370
Net gain on sale of loans	962	812	403	1,774	639
Mortgage loan servicing fees	247	234	224	481	452
Net gain on sale of available-for-sale securities	245	67	109	312	166
Net gain (loss) on sale of OREO	5	(17)	--	(12)	--
Net gain (loss) on fair value hedge-FASB ASC 815	28	37	(44)	65	(374)
Other income	246	276	203	522	391
Total noninterest income	1,917	1,575	1,075	3,492	1,644

Noninterest expense:
Salaries and employee benefits	2,131	1,441	1,203	3,572	2,370
Occupancy and equipment expense	508	342	339	850	682
Data processing	193	147	135	340	286
Advertising	218	201	131	419	262
Amortization of mortgage servicing fees	221	187	174	408	267
Amortization expense	61	--	--	61	--
Federal insurance premiums	43	49	56	92	86
Postage	37	26	38	63	63
Legal, accounting and examination fees	122	91	120	213	192
Consulting fees	35	26	308	61	395
Acquisition costs	731	477	--	1,208	--
Provision for valuation loss on OREO	30	68	--	98	--
Other	456	380	376	836	732
Total noninterest expense	4,786	3,435	2,880	8,221	5,335

Income before provision for income taxes	(143)	564	702	421	1,317
Provision for income taxes	(103)	142	215	39	402
Net income	$ (40)	$ 422	$ 487	$ 382	$ 915

Basic earnings per share	$ (0.01)	$ 0.11	$ 0.13	$ 0.10	$ 0.25
Diluted Earnings per share	$ (0.01)	$ 0.11	$ 0.12	$ 0.10	$ 0.23
Weighted average shares
outstanding (basic EPS)	3,741,815	3,724,789	3,723,268	3,733,302	3,731,439
Weighted average shares
outstanding (diluted EPS)	3,933,114	3,928,945	3,916,496	3,931,030	3,914,411

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	December 31,	September 30,	December 31,
	2012	2012	2011
Asset Quality:
Nonaccrual loans	$ 1,200	$ 1,491	$ 3,460
Loans 90 days past due	--	--	--
Restructured loans, net	304	803	123
Total nonperforming loans	1,504	2,294	3,583
Other real estate owned and other repossed assets, net	1,174	1,937	2,017
Total nonperforming assets	$ 2,678	$ 4,231	$ 5,600
Nonperforming loans / portfolio loans	0.70%	1.36%	1.95%
Nonperforming assets / assets	0.53%	1.32%	1.69%
Allowance for loan losses / portfolio loans	0.85%	1.07%	0.82%
Allowance / nonperforming loans	121.34%	78.47%	41.86%
Gross loan charge-offs for the quarter	$ 218	$ 64	$ 378
Gross loan recoveries for the quarter	$ 56	$ 4	$ 3
Net loan charge-offs for the quarter	$ 162	$ 60	$ 375

Capital Data (At quarter end):
Tangible book value per share	$ 11.68	$ 13.92	$ 13.71
Shares outstanding	3,898,685	3,878,971	3,878,971

Profitability Ratios (For the quarter):
Efficiency ratio*	97.05%	79.02%	71.12%
Return on average assets	-0.04%	0.53%	0.59%
Return on average equity	-0.29%	3.11%	3.65%
Net interest margin	3.36%	3.72%	3.81%

Profitability Ratios (Year-to-date):
Efficiency ratio *	89.28%	79.02%	70.95%
Return on average assets	0.22%	0.53%	0.55%
Return on average equity	1.41%	3.11%	3.44%
Net interest margin	3.53%	3.72%	3.73%

Other Information
Average total assets for the quarter	$ 384,921	$ 320,776	$ 297,738
Average total assets year to date	$ 352,375	$ 320,776	$ 299,603
Average earning assets for the quarter	$ 346,475	$ 286,273	$ 297,738
Average earning assets year to date	$ 315,904	$ 286,273	$ 299,603
Average loans for the quarter **	$ 191,703	$ 180,782	$ 191,729
Average loans year to date **	$ 186,242	$ 180,782	$ 189,686
Average equtiy for the quarter	$ 54,641	$ 54,265	$ 53,431
Average equity year to date	$ 54,063	$ 54,265	$ 53,249
Average deposits for the quarter	$ 287,327	$ 219,522	$ 212,335
Average deposits year to date	$ 253,336	$ 219,522	$ 212,260

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale
CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006

         Clint J. Morrison, SVP and CFO
         (406) 457-4007